Exhibit 99.1

SYSCO DELIVERS STRONG FIRST QUARTER RESULTS INCLUDING MEANINGFUL MARKET SHARE GAINS; REITERATING FISCAL YEAR 2022 GUIDANCE

HOUSTON, November 9, 2021 - Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week first fiscal quarter ended October 2, 2021.

Key highlights for the first quarter of fiscal year 2022:

•	Strong sales growth of 8% compared to 2019 levels, with meaningful market share gains;

•	October sales growth of 10% compared to 2019 levels, continuing Q1 sequential sales improvement;

•	Generated EBITDA comparable to pre-COVID 2019 levels;

•	Inflation effectively managed, despite the dynamic supply chain environment;

•	Gross profit per case increases across all segments;

•	Sysco’s Recipe for Growth strategy advances; and

•	International operations delivered substantial profitability.

“Sysco delivered strong results this quarter, fueled by meaningful market share gains. These results reflected sequential top-line improvements and another quarter of net new business wins, continued efficient pass through of inflation, including an increase in gross profit per case, as well as substantial effort by our merchandising team to improve customer fill rates despite ongoing supply challenges,” said Kevin Hourican, Sysco’s president and chief executive officer. “I want to thank all of our Sysco associates for their tireless efforts during the quarter to support our customers in a dynamic environment, all while making continued advances against our Recipe for Growth strategy.”

Key financial results for the first quarter of fiscal year 2022 included:

•	Sales trends improved as markets continue to reopen; first quarter sales increased 39.7% versus the same period in fiscal year 2021 and increased 8.2% versus the same period in fiscal year 2019;

•	Gross profit increased 33.9% to $3.0 billion, as compared to the same period last year, and gross profit increased 2.3%, as compared to the same period in fiscal year 2019;

•

Operating income increased 50.6% to $631.7 million, and adjusted[1] operating income increased to $685.1 million, as compared to the same period last year, while operating income increased 0.6% and adjusted[1] operating income decreased only 1.0%, as compared to the same period in fiscal year 2019;

•

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased to $821.4 million, and adjusted EBITDA increased to $852.8 million, in each case as compared to the same period last year, while EBITDA increased 0.8% and adjusted EBITDA decreased 0.6%, in each case as compared to the same period in fiscal year 2019;[2] and

[1]

Adjusted financial results, including adjusted operating income (loss), adjusted operating expenses, and adjusted Earnings Per Share (EPS), are non-GAAP financial measures that exclude certain items, which primarily include acquisition-related costs, restructuring costs, transformational project costs and adjustments to our bad debt reserve specific to aged receivables existing prior to the COVID-19 pandemic. Specific to adjusted EPS, this year’s Certain Items include the impact of an increase in reserves for uncertain tax positions. The fiscal 2021 Certain Items include the impact of a loss on the sale of Cake Corporation and the impact of a U.K. tax law change. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.

[2]

EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.

•

Earnings per share (“EPS”)[3] increased to $0.73 compared to $0.42 in the same period last year; and adjusted[1] EPS increased to $0.83 compared to $0.34 in the same period last year, while EPS decreased $0.08 and adjusted EPS decreased $0.08, in each case as compared to the same period in fiscal year 2019.

“Our strong financial results this quarter reflect strong sales growth over the prior year and 2019 levels, along with excellent operating leverage. Notwithstanding significant snap back and transformation costs in the quarter, we generated EBITDA comparable to pre-COVID 2019 levels. We will continue to deploy Sysco’s strong cash flow and balance sheet consistent with our capital allocation strategy, as we invest for growth, maintain strong ratings and return capital to shareholders,” said Aaron Alt, Sysco’s chief financial officer.

First Quarter Fiscal 2022 Results

Total Sysco

Sales for the first quarter were $16.5 billion, an increase of 39.7% compared to the same period last year. The exit rate for the first quarter was stronger than the overall quarter, indicating increasing strength in the food away-from-home market.

Gross profit increased 33.9% to $3.0 billion, and gross margin decreased 79 basis points to 18.1%, compared in each case to the same period last year. The increase in gross profit for the first quarter was primarily driven by higher volumes and high rates of inflation that were effectively passed on to customers.

Operating expenses increased $539.8 million, or 30.0%, compared to the same period last year, driven by increased volumes, one-time expenses associated with the snap-back, and investments against our transformation initiatives. Adjusted operating expenses increased $431.5 million, or 23.3%, compared to the same period last year.

Operating income was $631.7 million, an increase of $212.1 million, or 50.6%, compared to the same period last year. Adjusted operating income was $685.1 million, an increase of $320.4 million compared to the same period last year.

U.S. Foodservice Operations

The U.S. Foodservice Operations segment saw continued growth resulting in overall share gain.

Sales for the first quarter were $11.6 billion, an increase of 46.5% compared to the same period last year. Local case volume within U.S. Broadline operations increased 23.8% for the first quarter, while total case volume within U.S. Broadline operations increased 28.1%. Both increases represent organic growth.

Gross profit increased 36.6% to $2.2 billion, and gross margin decreased 136 basis points to 18.8%, compared in each case to the same period last year. Product cost inflation was 13.4% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the meat, poultry, and canned and dry products categories.

Operating expenses increased $376.3 million, or 37.2%, compared to the same period last year. Adjusted operating expenses increased $292.7 million, or 26.7%, compared to the same period last year.

Operating income was $797.5 million, an increase of $209.1 million, compared to the same period last year. Adjusted operating income was $795.8 million, an increase of $292.7 million, compared to the same period last year.

[3]	Earnings Per Share (EPS) are shown on a diluted basis unless otherwise specified.

International Foodservice Operations

The International Foodservice Operations segment returned to profitability, as it delivered operating income improvement compared to the prior quarter and prior year.

Sales for the first quarter were $2.9 billion, an increase of 33.8% compared to the same period last year. On a constant currency basis4, sales for the first quarter were $2.8 billion, an increase of 28.2% compared to the same period last year. Foreign exchange rates increased International Foodservice Operations sales by 5.6% and total Sysco sales by 1.1% during the quarter.

Gross profit increased 30.8% to $589.1 million, and gross margin decreased 48 basis points to 20.3%, compared in each case to the same period last year. On a constant currency basis4, gross profit increased 25.8% to $566.4 million. Foreign exchange rates increased International Foodservice Operations gross profit by 5.0% and total Sysco gross profit by 1.1% during the quarter.

Operating expenses increased $101.5 million, or 22.5%, compared to the same period last year. Adjusted operating expenses increased $93.4 million, or 21.6%, compared to the same period last year, mainly due to increased volume and investments in the snap-back and transformation costs. On a constant currency basis4, adjusted operating expenses increased $72.3 million, or 16.8%, compared to the same period last year. Foreign exchange rates increased International Foodservice Operations operating expense by 4.9% and total Sysco operating expense by 1.2% during the quarter.

Operating income was $36.7 million, an improvement of $37.2 million compared to the same period last year. Adjusted operating income increased $45.3 million compared to the same period last year. On a constant currency basis4, adjusted operating income was $62.5 million, an increase of $43.7 million compared to the same period last year. Foreign exchange rates increased International Foodservice Operations operating income by $1.7 million and increased total Sysco operating income by $2.1 million during the quarter.

[4]

Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results. These adjusted measures are non-GAAP financial measures. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.

Cash Flow and Capital Spending

Cash flow from operations was $110.8 million for the first 13 weeks of fiscal 2022, as the Company prioritized investments in inventory in support of managing product availability during the snap back better than the industry and also purposefully invested in longer-lead inventory to support customers, such as K-12 schools and health care facilities, during the snap back, consistent with Sysco’s Purpose statement.

Capital expenditures, net of proceeds from sales of plant and equipment, for the first 13 weeks of fiscal 2022 were $79.4 million.

Free cash flow5 for the first 13 weeks of fiscal 2022 was $31.4 million.

[5]

Free cash flow is a non-GAAP financial measure that represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Reconciliations for all non-GAAP financial measures are included at the end of this release.

Conference Call & Webcast

Sysco will host a conference call to review the company’s first quarter fiscal 2022 financial results on Tuesday, November 9, 2021, at 10:00 a.m. Eastern. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

Key Highlights:

	13-Week Period Ended
Financial Comparison:	October 2, 2021	September 26, 2020	Change
Sales	$16.5 billion	$11.8 billion	39.7%
Gross profit	$3.0 billion	$2.2 billion	33.9%
Gross Margin	18.1%	18.8%	-79 bps
GAAP:
Operating expenses	$2.3 billion	$1.8 billion	30.0%
Certain Items	$53.4 million	$(54.9) million	197.2%
Operating Income	$631.7 million	$419.6 million	50.6%
Operating Margin	3.8%	3.6%	28 bps
Net Earnings	$378.0 million	$216.9 million	74.3%
Diluted Earnings Per Share	$0.73	$0.42	73.8%
Non-GAAP (1):
Operating Expenses	$2.3 billion	$1.9 billion	23.3%
Operating Income	$685.1 million	$364.7 million	87.9%
Operating Margin	4.2%	3.1%	107 bps
EBITDA	$821.4 million	$586.0 million	40.2%
Adjusted EBITDA	$852.8 million	$524.7 million	62.5%
Net Earnings	$429.9 million	$173.5 million	147.9%
Diluted Earnings Per Share (2)	$0.83	$0.34	144.1%
Case Growth:
U.S. Broadline	28.1%	-25.8%
Local	23.8%	-21.6%
Sysco Brand Sales as a % of Cases:
U.S. Broadline	37.4%	38.9%	-153 bps
Local	45.2%	46.6%	-143 bps

Note:

(1)	Reconciliations of all non-GAAP financial measures to the nearest respective GAAP financial measures are included at the end of this release.
(2)	Individual components in the table above may not sum to the totals due to the rounding.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the first quarter of fiscal 2022 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include statements concerning: the effect, impact, potential duration or other implications of the coronavirus (“COVID-19”) pandemic and any expectations we may have with respect thereto, including the extent and duration of lockdowns in the U.S. and Europe; our expectations regarding the pace and timing of the business recovery in the U.S. and Europe; our expectations that our transformational agenda will drive long-term growth; our belief in Sysco’s ability to take market share, and our expectations regarding future market share gains in fiscal 2022 and 2024; our belief that growth in customers and sales in the first quarter of fiscal 2022 will fuel our success in future periods; our expectations regarding the continuation of an inflationary environment; our expectations regarding improvements in the travel, hospitality and foodservice management sectors of our business, and the impact that recovery in such sectors will have on our business; our expectations that our business and industry segment will see upward momentum in January as select companies plan to begin reopening their offices at that time; our expectations that the easing of international travel restrictions should benefit our hospitality sector in specific regions of our business; our expectations regarding the impact of our Recipe for Growth strategy on our international results; our expectations that our strategic priorities will enable us to grow faster than the market; our expectations regarding our efforts to reduce overtime rates and the incremental investments in hiring, and that profit flow through should improve throughout fiscal 2022 as a result; our expectations regarding the impact of our new pricing systems on our business; our expectations regarding the impact of our personalization engine on our business; our ability to accelerate profitable growth; our expectations regarding the impact of the Greco and Sons acquisition, and the acquisition of a produce distributor, on our business; our expectations regarding our ability to grow faster than the total market in fiscal 2022 and fiscal 2024; our expectations regarding our partnership with suppliers and the performance of our suppliers in fiscal 2022 and 2023; our plans and expectations regarding the Sysco Driver Academy; our expectations regarding incremental operational expenses as a result of enhanced safety and health regulations; our savings goals from fiscal 2023 through fiscal 2024; our ability to deliver against our strategic priorities; economic trends in the United States and abroad; our plans to reduce indebtedness by the end of fiscal 2022, including the repayment of notes in fiscal 2022; our commitments to further reduce debt in fiscal 2022; our expectations regarding our ability to hit our leverage target; our expectations regarding our dividend payments in calendar year 2022; our plans to increase capital expenditures; our future growth; our expectations regarding profits and sales in fiscal 2022; our expectations regarding the effects of our cost savings, including effects on profit growth; the pace of implementation of our business transformation initiatives; our expectations regarding our overall effective tax rate in fiscal 2022; our expectations regarding our earnings per share in fiscal 2022; our expectations regarding capital expenditures and our net debt to adjusted EBITDA target; our expectations regarding the commencement of share repurchase activity under our share repurchase program; our expectations regarding snap-back and transformation investments, and the decline of snap-back costs as the year progresses; and our commitments to responsible growth and efficiency improvements; our implementation of cost-out programs to fund snap-back and transformation costs.

The success of our plans and expectations regarding our operating performance are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large, long-term regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, labor issues, political or financial instability, trade restrictions, tariffs, currency exchange rates, transport capacity and costs and other factors relating to foreign trade, any or all of which could delay our receipt of product or increase our input costs. Risks and uncertainties also include the impact and effects of public health crises, pandemics and epidemics, such as the COVID-19 pandemic, and the adverse impact thereof on our business, financial condition and results of operations, including, but not limited to, our growth, product costs, supply chain, labor availability, logistical capabilities, customer demand for our products and industry demand generally, consumer spending, our liquidity, the price of our securities and trading markets with respect thereto, our credit ratings, our ability to maintain compliance with the covenants in our credit agreement, our ability to access capital markets, and the global economy and financial markets generally. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. Competition and the impact of GPOs may reduce our margins and make it difficult for us to maintain our market share, growth rate and profitability. We may not be able to fully compensate for increases in fuel costs, and fuel hedging arrangements intended to contain fuel costs could result in above market fuel costs. Our ability to meet our long-term strategic objectives depends on our ability to grow gross profit, leverage our supply chain costs and reduce administrative costs. This will depend largely on the success of our various business initiatives, including efforts related to revenue management, expense management, our digital e-commerce strategy and any efforts related to restructuring or the reduction of administrative costs. There are various risks related to these efforts, including the risk that if sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, or if we are unable to continue to accelerate local case growth, our gross margins may decline; the risk that we are unlikely to be able to predict inflation over the long term, and lower inflation is likely to produce lower gross profit; the risk that our efforts to mitigate increases in warehouse costs may be unsuccessful; the risk that we may not be able to accelerate and/or identify additional administrative cost savings in order to compensate for any gross profit or supply chain cost leverage challenges; the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Adverse publicity about us or lack of confidence in our products could negatively impact our reputation and reduce earnings. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of significant or prolonged inflation or deflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, including the impact of Brexit and the “yellow vest” protests in France against a fuel tax increase, pension reform and the French government, and such expansion efforts may not be successful. Any business that we acquire may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. Expectations regarding the financial statement impact of any acquisitions may change based on management’s subjective evaluation. A divestiture of one or more of our businesses may not provide the anticipated effects on our operations. Meeting our dividend target objectives depends on our level of earnings, available cash and the success of our various strategic initiatives. Changes in applicable tax laws or regulations and the resolution of tax disputes could negatively affect our financial results. We rely on technology in our business and any cybersecurity incident, other technology disruption or delay in implementing new technology could negatively affect our business and our relationships with customers. For a discussion of additional factors impacting Sysco’s business, see our Annual Report on Form 10-K for the year ended July 3, 2021, as filed with the SEC, and our subsequent filings with the SEC. We do not undertake to update our forward-looking statements, except as required by applicable law.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 58,000 associates, the company operates 343 distribution facilities worldwide and serves more than 650,000 customer locations. For fiscal 2021 that ended July 3, 2021, the company generated sales of more than $51 billion. Information about our CSR program, including Sysco’s 2020 Corporate Social Responsibility Report, can be found at sysco.com/csr2020report.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoFoods. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS

(In Thousands, Except for Share and Per Share Data)

	Quarter Ended
	Oct. 2, 2021	Sep. 26, 2020
Sales	$16,456,546	$11,777,379
Cost of sales	13,484,838	9,557,534

Gross profit	2,971,708	2,219,845
Operating expenses	2,340,026	1,800,266

Operating income	631,682	419,579
Interest expense	128,214	146,717
Other (income) expense, net	(3,252)	14,124

Earnings before income taxes	506,720	258,738
Income taxes	128,707	41,838

Net earnings	$378,013	$216,900

Net earnings:
Basic earnings per share	$0.74	$0.43
Diluted earnings per share	0.73	0.42
Average shares outstanding	512,516,067	509,127,405
Diluted shares outstanding	515,782,928	510,738,760

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except for Share Data)

	Oct. 2, 2021	Jul. 3, 2021

ASSETS
Current assets
Cash and cash equivalents	$2,067,873	$3,007,123
Accounts receivable, less allowances of $126,759 and $117,695	4,309,883	3,781,510
Inventories	4,054,844	3,695,219
Prepaid expenses and other current assets	255,588	240,956
Income tax receivable	—	8,759

Total current assets	10,688,188	10,733,567
Plant and equipment at cost, less accumulated depreciation	4,343,263	4,326,063
Other long-term assets
Goodwill	4,402,354	3,944,139
Intangibles, less amortization	927,966	746,073
Deferred income taxes	360,193	352,523
Operating lease right-of-use assets, net	750,675	709,163
Other assets	630,227	602,011

Total other long-term assets	7,071,415	6,353,909

Total assets	$22,102,866	$21,413,539

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$8,909	$8,782
Accounts payable	5,238,313	4,884,781
Accrued expenses	1,809,459	1,814,837
Accrued income taxes	83,141	22,644
Current operating lease liabilities	106,927	102,659
Current maturities of long-term debt	491,233	486,141

Total current liabilities	7,737,982	7,319,844
Long-term liabilities
Long-term debt	10,645,443	10,588,184
Deferred income taxes	171,653	147,066
Long-term operating lease liabilities	672,465	634,481
Other long-term liabilities	1,167,875	1,136,480

Total long-term liabilities	12,657,436	12,506,211
Commitments and contingencies
Noncontrolling interest	34,156	34,588
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	1,655,110	1,619,995
Retained earnings	10,288,291	10,151,706
Accumulated other comprehensive loss	(1,217,937)	(1,148,764)
Treasury stock at cost, 252,825,080 and 253,342,595 shares	(9,817,347)	(9,835,216)

Total shareholders’ equity	1,673,292	1,552,896

Total liabilities and shareholders’ equity	$22,102,866	$21,413,539

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS

(In Thousands)

	13-Week Period Ended
	Oct. 2, 2021	Sep. 26, 2020
Cash flows from operating activities:
Net earnings	$378,013	$216,900
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	29,313	25,834
Depreciation and amortization	186,466	180,520
Operating lease asset amortization	28,221	27,379
Amortization of debt issuance and other debt-related costs	5,577	6,554
Deferred income taxes	(30,452)	(53,579)
Provision for losses on receivables	2,097	(77,790)
Loss on sale of business	—	12,043
Other non-cash items	(201)	(6,641)
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
Increase in receivables	(478,671)	(111,261)
Increase in inventories	(294,517)	(23,320)
(Increase) decrease in prepaid expenses and other current assets	(12,528)	5,577
Increase in accounts payable	329,523	577,013
(Decrease) increase in accrued expenses	(103,483)	56,042
Decrease in operating lease liabilities	(34,146)	(31,167)
Increase in accrued income taxes	69,256	98,712
(Increase) decrease in other assets	(9,345)	7,187
Increase in other long-term liabilities	45,689	20,911

Net cash provided by operating activities	110,812	930,914

Cash flows from investing activities:
Additions to plant and equipment	(85,019)	(75,539)
Proceeds from sales of plant and equipment	5,627	7,064
Acquisition of businesses, net of cash acquired	(714,010)	—
Purchase of marketable securities	(9,925)	(26,557)
Proceeds from sales of marketable securities	8,700	12,166
Other investing activities (1)	6,022	—

Net cash used for investing activities	(788,605)	(82,866)

Cash flows from financing activities:
Bank and commercial paper borrowings, net	—	3,110
Other debt borrowings	3	6,159
Other debt repayments	(10,051)	(762,858)
Proceeds from stock option exercises	17,881	31,933
Dividends paid	(240,561)	(228,714)
Other financing activities (2)	(5,003)	(457)

Net cash used for financing activities	(237,731)	(950,827)

Effect of exchange rates on cash, cash equivalents and restricted cash	(9,355)	17,095

Net decrease in cash and cash equivalents (3)	(924,879)	(85,684)
Cash, cash equivalents and restricted cash at beginning of period	3,037,100	6,095,570

Cash, cash equivalents and restricted cash at end of period (3)	$2,112,221	$6,009,886

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$225,031	$104,879
Income taxes, net of refunds	76,712	6,851

(1)	Change primarily includes proceeds from the settlement of corporate-owned life insurance policies.
(2)	Change includes cash paid for shares withheld to cover taxes, settlement of interest rate hedges and other financing activities.
(3)	Change includes restricted cash included within other assets in the Consolidated Balance Sheet.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

Our discussion of our results includes certain non-GAAP financial measures, including EBITDA and adjusted EBITDA, that we believe provide important perspective with respect to underlying business trends. Other than free cash flow, any non-GAAP financial measures will be denoted as adjusted measures to remove the impact of restructuring and transformational project costs consisting of: (1) restructuring charges, (2) expenses associated with our various transformation initiatives and (3) facility closure and severance charges; and by acquisition-related costs consisting of: (1) intangible amortization expense and (2) acquisition costs and due diligence costs related to our significant acquisitions. Our results for the first quarter of fiscal 2022 are also impacted by the increase in reserves for uncertain tax positions. Sysco’s results for the first quarter of fiscal 2022 and fiscal 2021 were also impacted by the reduction of bad debt expense previously recognized in fiscal 2020 due to the impact of the COVID-19 pandemic on the collectability of our pre-pandemic trade receivable balances, by a loss on the sale of a business and by a net benefit from remeasuring net deferred tax assets due to the changes in U.K. tax rates.

The results of our foreign operations can be impacted due to changes in exchange rates applicable in converting local currencies to U.S. dollars. We measure our total Sysco and our International Foodservice Operations results on a constant currency basis. Constant currency operating results are calculated by translating current-period local currency operating results with the currency exchange rates used to translate the financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. The constant currency impact on our adjusted total Sysco and our adjusted International Foodservice Operations results are disclosed when the impact exceeds a defined threshold of greater than 1% on the growth metric. If the amount does not exceed this threshold, a disclosure will be made that the impact of the currency change was not significant.

Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these Certain Items and presenting its International Foodservice Operations results on a constant currency basis, provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations and (2) facilitates comparisons on a year-over-year basis.

Although Sysco has a history of growth through acquisitions, certain acquisitions were significantly larger than the companies historically acquired by Sysco, with a proportionately greater impact on Sysco’s consolidated financial statements. Accordingly, Sysco is excluding from its non-GAAP financial measures for the relevant periods the impact of acquisition-related intangible amortization, acquisition costs and due-diligence costs specific to our significant acquisitions. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal 2022 and fiscal 2021.

Set forth below is a reconciliation of sales, operating expenses, operating income, other (income) expense, net earnings and diluted earnings per share to adjusted results for these measures for the periods presented. Individual components of diluted earnings per share may not add up to the total presented due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(Dollars in Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Oct. 2, 2021	13-Week Period Ended Sep. 26, 2020	Change in Dollars	% Change
Sales (GAAP)	$16,456,546	$11,777,379	$4,679,167	39.7%
Impact of currency fluctuations (1)	(124,726)	—	(124,726)	(1.1)

Comparable sales using a constant currency basis (Non-GAAP)	$16,331,820	$11,777,379	$4,554,441	38.7%

Gross profit (GAAP)	$2,971,708	$2,219,845	$751,863	33.9%
Impact of currency fluctuations (1)	(23,863)	—	(23,863)	(1.1)

Comparable gross profit using a constant currency basis (Non-GAAP)	$2,947,845	$2,219,845	$728,000	32.8%

Gross margin (GAAP)	18.06%	18.85%		-79 bps
Impact of currency fluctuations (1)	(0.01)	—		-1 bps

Comparable Gross margin using a constant currency basis (Non-GAAP)	18.05%	18.85%		-80 bps

Operating expenses (GAAP)	$2,340,026	$1,800,266	$539,760	30.0%
Impact of restructuring and transformational project costs (2)	(24,511)	(25,964)	1,453	5.6
Impact of acquisition-related costs (3)	(35,926)	(17,755)	(18,171)	(102.3)
Impact of bad debt reserve adjustments (4)	7,061	98,629	(91,568)	(92.8)

Operating expenses adjusted for Certain Items (Non-GAAP)	2,286,650	1,855,176	431,474	23.3
Impact of currency fluctuations (1)	(21,751)	—	(21,751)	(1.2)

Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$2,264,899	$1,855,176	$409,723	22.1%

Operating income (GAAP)	$631,682	$419,579	$212,103	50.6%
Impact of restructuring and transformational project costs (2)	24,511	25,964	(1,453)	(5.6)
Impact of acquisition-related costs (3)	35,926	17,755	18,171	102.3
Impact of bad debt reserve adjustments (4)	(7,061)	(98,629)	91,568	92.8

Operating income adjusted for Certain Items (Non-GAAP)	685,058	364,669	320,389	87.9
Impact of currency fluctuations (1)	(2,112)	—	(2,112)	(0.6)

Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$682,946	$364,669	$318,277	87.3%

Other (income) expense (GAAP)	$(3,252)	$14,124	$(17,376)	123.0%
Impact of loss on sale of business	—	(12,043)	12,043	NM

Other (income) expense adjusted for Certain Items (Non-GAAP)	$(3,252)	$2,081	$(5,333)	256.3%

Net earnings (GAAP)	$378,013	$216,900	$161,113	74.3%
Impact of restructuring and transformational project costs (2)	24,511	25,964	(1,453)	(5.6)
Impact of acquisition-related costs (3)	35,926	17,755	18,171	102.3
Impact of bad debt reserve adjustments (4)	(7,061)	(98,629)	91,568	92.8
Impact of loss on sale of business	—	12,043	(12,043)	NM
Tax impact of restructuring and transformational project costs (5)	(6,186)	(5,920)	(266)	(4.5)
Tax impact of acquisition-related costs (5)	(9,066)	(4,048)	(5,018)	(124.0)
Tax impact of bad debt reserves adjustments (5)	1,782	22,488	(20,706)	(92.1)
Tax impact of loss on sale of business (5)	—	(7,553)	7,553	NM
Impact of adjustments to uncertain tax positions	12,000	—	12,000	NM
Impact of foreign tax rate change (6)	—	(5,548)	5,548	NM

Net earnings adjusted for Certain Items (Non-GAAP)	$429,919	$173,452	$256,467	147.9%

Diluted earnings per share (GAAP)	$0.73	$0.42	$0.31	73.8%
Impact of restructuring and transformational project costs (2)	0.05	0.05	—	—
Impact of acquisition-related costs (3)	0.07	0.03	0.04	133.3
Impact of bad debt reserve adjustments (4)	(0.01)	(0.19)	0.18	94.7
Impact of loss on sale of business	—	0.02	(0.02)	NM
Tax impact of restructuring and transformational project costs (5)	(0.01)	(0.01)	—	—
Tax impact of acquisition-related costs (5)	(0.02)	(0.01)	(0.01)	(100.0)
Tax impact of bad debt reserves adjustments (5)	—	0.04	(0.04)	NM
Tax impact of Impact of loss on sale of business (5)	—	(0.01)	0.01	NM
Impact of adjustments to uncertain tax positions	0.02	—	0.02	NM
Impact of foreign tax rate change (6)	—	(0.01)	0.01	NM

Diluted earnings per share adjusted for Certain Items (Non-GAAP) (7)	$0.83	$0.34	$0.49	144.1%

Diluted shares outstanding	515,782,928	510,738,760

(1)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.

(2)

Fiscal 2022 includes $16 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy and $8 million related to restructuring charges. Fiscal 2021 includes $13 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy and $13 million of primarily consisting of restructuring charges.

(3)

Fiscal 2022 includes $22 million of intangible amortization expense and $14 million in acquisition and due diligence costs, which are primarily included in Global Support Center expenses. Fiscal 2021 represents $18 million related to intangible amortization expense.

(4)	Fiscal 2022 and 2021 represent the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.

(5)

The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(6)	Fiscal 2021 represents a net benefit from remeasuring Sysco’s accrued income taxes, deferred tax asset and deferred tax liabilities due to changes in tax rates in the United Kingdom.

(7)

Individual components of diluted earnings per share may not add up to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(Dollars in Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Oct. 2, 2021	13-Week Period Ended Sep. 29, 2018	Change in Dollars	% Change
Sales (GAAP)	$16,456,546	$15,215,279	$1,241,267	8.2%
Gross profit (GAAP)	2,971,708	2,903,785	67,923	2.3%
Gross margin (GAAP)	18.06%	19.08%		-103 bps
Operating expenses (GAAP)	$2,340,026	$2,275,645	$64,381	2.8%
Impact of restructuring and transformational project costs (1)	(24,511)	(40,903)	16,392	40.1
Impact of acquisition-related costs (2)	(35,926)	(22,636)	(13,290)	(58.7)
Impact of bad debt reserve adjustments (3)	7,061	—	7,061	NM

Comparable operating expenses adjusted for Certain Items (Non-GAAP)	$2,286,650	$2,212,106	$74,544	3.4%

Operating income (GAAP)	$631,682	$628,140	$3,542	0.6%
Impact of restructuring and transformational project costs (1)	24,511	40,903	(16,392)	(40.1)
Impact of acquisition-related costs (2)	35,926	22,636	13,290	58.7
Impact of bad debt reserve adjustments (3)	(7,061)	—	(7,061)	NM

Operating income adjusted for Certain Items (Non-GAAP)	$685,058	$691,679	$(6,621)	(1.0)%

Net earnings (GAAP)	$378,013	$431,042	$(53,029)	(12.3)%
Impact of restructuring and transformational project costs (1)	24,511	40,903	(16,392)	(40.1)
Impact of acquisition-related costs (2)	35,926	22,636	13,290	58.7
Impact of bad debt reserve adjustments (3)	(7,061)	—	(7,061)	NM
Tax impact of restructuring and transformational project costs (4)	(6,186)	(10,674)	4,488	42.0
Tax impact of acquisition-related costs (4)	(9,066)	(4,691)	(4,375)	(93.3)
Tax impact of bad debt reserves adjustments (4)	1,782	—	1,782	NM
Impact of adjustments to uncertain tax positions	12,000	—	12,000	NM

Net earnings adjusted for Certain Items (Non-GAAP)	$429,919	$479,216	$(49,297)	(10.3)%

Diluted earnings per share (GAAP)	$0.73	$0.81	$(0.08)	(9.9)%
Impact of restructuring and transformational project costs (1)	0.05	0.08	(0.03)	(37.5)
Impact of acquisition-related costs (2)	0.07	0.04	0.03	75.0
Impact of bad debt reserve adjustments (3)	(0.01)	—	(0.01)	NM
Tax impact of restructuring and transformational project costs (4)	(0.01)	(0.02)	0.01	50.0
Tax impact of acquisition-related costs (4)	(0.02)	(0.01)	(0.01)	(100.0)
Tax impact of bad debt reserves adjustments (4)	—	—	—	NM
Impact of adjustments to uncertain tax positions	0.02	—	0.02	NM

Diluted earnings per share adjusted for Certain Items (Non-GAAP) (5)	$0.83	$0.91	$(0.08)	(8.8)%

(1)

Fiscal 2022 includes $16 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy, and $8 million primarily consisting of restructuring charges. Fiscal 2019 includes $26 million related to various transformation initiative costs and $15 million related to severance, restructuring and facility closure charges.

(2)

Fiscal 2022 includes $22 million of intangible amortization expense and $14 million of acquisition and due diligence costs, which are primarily included in Global Support Center expenses. Fiscal 2019 includes $21 million of intangible amortization expense and $1 million of acquisition costs.

(3)	Fiscal 2022 represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.

(4)

The tax impact of adjustments for Certain Items is calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(5)

Individual components of diluted earnings per share may not add up to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(Dollars in Thousands)

	13-Week Period Ended Oct. 2, 2021	13-Week Period Ended Sep. 26, 2020	Change in Dollars	%/bps Change
U.S. FOODSERVICE OPERATIONS
Sales (GAAP)	$11,602,963	$7,921,533	$3,681,430	46.5%
Gross profit (GAAP)	2,185,154	1,599,707	585,447	36.6%
Gross margin (GAAP)	18.83%	20.19%		-136 bps
Operating expenses (GAAP)	$1,387,631	$1,011,298	$376,333	37.2%
Impact of restructuring and transformational project costs	(3)	(940)	937	99.7
Impact of acquisition-related costs (1)	(4,654)	—	(4,654)	NM
Impact of bad debt reserve adjustments (2)	6,420	86,317	(79,897)	(92.6)

Operating expenses adjusted for Certain Items (Non-GAAP)	$1,389,394	$1,096,675	$292,719	26.7%

Operating income (GAAP)	$797,523	$588,409	$209,114	35.5%
Impact of restructuring and transformational project costs	3	940	(937)	(99.7)
Impact of acquisition-related costs (1)	4,654	—	4,654	NM
Impact of bad debt reserve adjustments (2)	(6,420)	(86,317)	79,897	92.6

Operating income adjusted for Certain Items (Non-GAAP)	$795,760	$503,032	$292,728	58.2%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$2,895,247	$2,163,693	$731,554	33.8%
Impact of currency fluctuations (3)	(121,395)	—	(121,395)	(5.6)

Comparable sales using a constant currency basis (Non-GAAP)	$2,773,852	$2,163,693	$610,159	28.2%

Gross profit (GAAP)	$589,134	$450,398	$138,736	30.8%
Impact of currency fluctuations (3)	(22,734)	—	(22,734)	(5.0)

Comparable gross profit using a constant currency basis (Non-GAAP)	$566,400	$450,398	$116,002	25.8%

Gross margin (GAAP)	20.35%	20.82%		-48 bps
Impact of currency fluctuations (3)	(0.07)	—		-7 bps

Comparable gross margin using a constant currency basis (Non-GAAP)	20.42%	20.82%		-40 bps

Operating expenses (GAAP)	$552,458	$450,935	$101,523	22.5%
Impact of restructuring and transformational project costs (4)	(9,426)	(12,993)	3,567	27.5
Impact of acquisition-related costs (5)	(18,656)	(17,755)	(901)	(5.1)
Impact of bad debt reserve adjustments (2)	641	11,429	(10,788)	(94.4)

Operating expenses adjusted for Certain Items (Non-GAAP)	525,017	431,616	93,401	21.6
Impact of currency fluctuations (3)	(21,074)	—	(21,074)	(4.9)

Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$503,943	$431,616	$72,327	16.8%

Operating income (loss) (GAAP)	$36,676	$(537)	$37,213	NM
Impact of restructuring and transformational project costs (4)	9,426	12,993	(3,567)	(27.5)
Impact of acquisition-related costs (5)	18,656	17,755	901	5.1
Impact of bad debt reserve adjustments (2)	(641)	(11,429)	10,788	94.4

Operating income adjusted for Certain Items (Non-GAAP)	64,117	18,782	45,335	241.4
Impact of currency fluctuations (3)	(1,660)	—	(1,660)	(8.8)

Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$62,457	$18,782	$43,675	232.5%

SYGMA
Sales (GAAP)	$1,704,033	$1,524,148	$179,885	11.8%
Gross profit (GAAP)	138,157	131,541	6,616	5.0%
Gross margin (GAAP)	8.11%	8.63%		-52 bps
Operating expenses (GAAP)	$140,604	$119,849	$20,755	17.3%
Impact of restructuring and transformational project costs	—	(13)	13	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$140,604	$119,836	$20,768	17.3%

Operating (loss) income (GAAP)	$(2,447)	$11,692	$(14,139)	(120.9)%
Impact of restructuring and transformational project costs	—	13	(13)	NM

Operating (loss) income adjusted for Certain Items (Non-GAAP)	$(2,447)	$11,705	$(14,152)	(120.9)%

OTHER
Sales (GAAP)	$254,303	$168,005	$86,298	51.4%
Gross profit (GAAP)	59,021	40,430	18,591	46.0%
Gross margin (GAAP)	23.21%	24.06%		-86 bps
Operating expenses (GAAP)	$52,565	$40,435	$12,130	30.0%
Impact of bad debt reserve adjustments (2)	—	883	(883)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$52,565	$41,318	$11,247	27.2%

Operating income (loss) (GAAP)	$6,456	$(5)	$6,461	NM
Impact of bad debt reserve adjustments (2)	—	(883)	883	NM

Operating income (loss) adjusted for Certain Items (Non-GAAP)	$6,456	$(888)	$7,344	NM

GLOBAL SUPPORT CENTER
Gross profit (loss) (GAAP)	$242	$(2,231)	$2,473	110.8%
Operating expenses (GAAP)	$206,768	$177,749	$29,019	16.3%
Impact of restructuring and transformational project costs (6)	(15,082)	(12,018)	(3,064)	(25.5)
Impact of acquisition-related costs (7)	(12,616)	—	(12,616)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$179,070	$165,731	$13,339	8.0%

Operating loss (GAAP)	$(206,526)	$(179,980)	$(26,546)	14.7%
Impact of restructuring and transformational project costs (6)	15,082	12,018	3,064	25.5
Impact of acquisition-related costs (7)	12,616	—	12,616	NM

Operating loss adjusted for Certain Items (Non-GAAP)	$(178,828)	$(167,962)	$(10,866)	6.5%

TOTAL SYSCO
Sales (GAAP)	$16,456,546	$11,777,379	$4,679,167	39.7%
Gross profit (GAAP)	2,971,708	2,219,845	751,863	33.9%
Gross margin (GAAP)	18.06%	18.85%		-79 bps

Operating expenses (GAAP)	$2,340,026	$1,800,266	$539,760	30.0%
Impact of restructuring and transformational project costs (4) (6)	(24,511)	(25,964)	1,453	5.6
Impact of acquisition-related costs (1) (5) (7)	(35,926)	(17,755)	(18,171)	(102.3)
Impact of bad debt reserve adjustments (2)	7,061	98,629	(91,568)	(92.8)

Operating expenses adjusted for Certain Items (Non-GAAP)	$2,286,650	$1,855,176	$431,474	23.3%

Operating income (GAAP)	$631,682	$419,579	$212,103	50.6%
Impact of restructuring and transformational project costs (4) (6)	24,511	25,964	(1,453)	(5.6)
Impact of acquisition-related costs (1) (5) (7)	35,926	17,755	18,171	102.3
Impact of bad debt reserve adjustments (2)	(7,061)	(98,629)	91,568	92.8

Operating income adjusted for Certain Items (Non-GAAP)	$685,058	$364,669	$320,389	87.9%

(1)	Fiscal 2022 includes $3 million intangible amortization expense and acquisition costs.

(2)	Fiscal 2022 and 2021 represent the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.

(3)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.

(4)	Includes restructuring and facility closure costs primarily in Europe.

(5)	Represents intangible amortization expense.

(6)	Includes various transformation initiative costs, primarily consisting of changes to our business technology strategy.

(7)	Represents due diligence costs.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP financial measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	13-Week Period Ended Oct. 2, 2021	13-Week Period Ended Sep. 26, 2020	13-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$110,812	$930,914	$(820,102)
Additions to plant and equipment	(85,019)	(75,539)	(9,480)
Proceeds from sales of plant and equipment	5,627	7,064	(1,437)

Free Cash Flow (Non-GAAP)	$31,420	$862,439	$(831,019)

	13-Week Period Ended Oct. 2, 2021	13-Week Period Ended Sep. 29, 2018	13-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$110,812	$271,145	$(160,333)
Additions to plant and equipment	(85,019)	(104,322)	19,303
Proceeds from sales of plant and equipment	5,627	3,839	1,788

Free Cash Flow (Non-GAAP)	$31,420	$170,662	$(139,242)

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Earnings Before Interest, Taxes, Depreciation and

Amortization (EBITDA)

(Dollars in Thousands)

EBITDA represents net earnings (loss) plus (i) interest expense, (ii) income tax expense and benefit, (iii) depreciation and (iv) amortization. The net earnings (loss) component of our EBITDA calculation is impacted by Certain Items that we do not consider representative of our underlying performance. As a result, in the non-GAAP reconciliations below for each period presented, adjusted EBITDA is computed as EBITDA plus the impact of Certain Items, excluding Certain items related to interest expense, income taxes, depreciation and amortization. Sysco’s management considers growth in this metric to be a measure of overall financial performance that provides useful information to management and investors about the profitability of the business, as it facilitates comparison of performance on a consistent basis from period to period by providing a measurement of recurring factors and trends affecting our business. Additionally, it is a commonly used component metric used to inform on capital structure decisions. Adjusted EBITDA should not be used as a substitute for the most comparable GAAP financial measure in assessing the company’s financial performance for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the tables that follow, adjusted EBITDA for each period presented is reconciled to net earnings (loss).

	13-Week Period Ended Oct. 2, 2021	13-Week Period Ended Sep. 26, 2020	Change in Dollars	% Change
Net earnings (GAAP)	$378,013	$216,900	$161,113	74.3%
Interest (GAAP)	128,214	146,717	(18,503)	(12.6)
Income taxes (GAAP)	128,707	41,838	86,869	207.6
Depreciation and amortization (GAAP)	186,466	180,520	5,946	3.3

EBITDA (Non-GAAP)	$821,400	$585,975	$235,425	40.2%
Certain Item adjustments:
Impact of restructuring and transformational project costs (1)	24,247	25,278	(1,031)	(4.1)%
Impact of acquisition-related costs (2)	14,221	—	14,221	NM
Impact of bad debt reserve adjustments (3)	(7,061)	(98,629)	91,568	(92.8)
Impact of impact of loss on sale of business	—	12,043	(12,043)	NM

EBITDA adjusted for Certain Items (Non-GAAP) (4)	$852,807	$524,667	$328,140	62.5%

(1)	Includes various transformation initiative costs, primarily consisting of changes to our business technology strategy, excluding charges related to accelerated depreciation.

(2)	Fiscal 2022 includes acquisition and due diligence costs.

(3)	Fiscal 2022 and 2021 represent the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.

(4)

In arriving at adjusted EBITDA, Sysco does not adjust out interest income of $2 million and $4 million for fiscal 2022 and fiscal 2021, respectively, or non-cash stock compensation expense of $29 million and $25 million for fiscal 2022 and fiscal 2021, respectively.

NM represents that the percentage change is not meaningful.

	13-Week Period Ended Oct. 2, 2021	13-Week Period Ended Sep. 29, 2018	Change in Dollars	% Change
Net earnings (GAAP)	$378,013	$431,042	$(53,029)	(12.3)%
Interest (GAAP)	128,214	89,016	39,198	44.0
Income taxes (GAAP)	128,707	106,950	21,757	20.3
Depreciation and amortization (GAAP)	186,466	187,627	(1,161)	(0.6)

EBITDA (Non-GAAP)	$821,400	$814,635	$6,765	0.8%
Certain Item adjustments:
Impact of restructuring and transformational project costs (1)	24,247	40,903	(16,656)	(40.7)%
Impact of acquisition-related costs (2)	14,221	2,056	12,165	NM
Impact of bad debt reserve adjustments (3)	(7,061)	—	(7,061)	NM

EBITDA adjusted for Certain Items (Non-GAAP) (4)	$852,807	$857,594	$(4,787)	(0.6)%

(1)

Fiscal 2022 includes various transformation initiative costs, primarily consisting of changes to our business technology strategy, excluding charges related to accelerated depreciation. Fiscal 2019 includes $26 million related to various transformation initiative costs and $15 million related to severance, restructuring and facility closure charges, excluding charges related to accelerated depreciation.

(2)	Fiscal 2022 includes acquisition and due diligence costs. Fiscal 2019 represents acquisition costs.

(3)	Fiscal 2022 represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.

(4)

In arriving at adjusted EBITDA, Sysco does not adjust out interest income of $2 million and $1 million for fiscal 2022 and fiscal 2019, respectively, or non-cash stock compensation expense of $29 million in both fiscal 2022 and fiscal 2019.

NM represents that the percentage change is not meaningful.